Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of electroCore, Inc. on Form S-8 of our report dated March 11, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of electroCore, Inc., Subsidiaries and Affiliate as of December 31, 2020 and for the year ended December 31, 2020 appearing in the Annual Report on Form 10-K of electroCore, Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

New York, NY

March 11, 2021